Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Matt Glover or Michael Koehler (949) 574-3860 LNDC@liolios.com

Landec Corporation Reports Fiscal First Quarter 2015 Results

Apio Food Business Has Strong First Quarter but Revised Projections for Lifecore and Our Investment in Windset

Result in Lower Net Income Guidance for Fiscal 2015

MENLO PARK, CA – October 7, 2014 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the first quarter of fiscal 2015 ended August 31, 2014.

“For the first quarter, we exceeded both our revenue and operating income expectations because of positive operating results at Apio driven by sales increases in our higher margin vegetable salad kits and stir fry kits, which we collectively refer to as our superfood products,” commented Gary Steele, Landec’s Chairman and CEO. “Consolidated revenues increased 22% and operating income increased 79% compared to the first quarter last year.”

Summary of First Quarter 2015 Results

●

Consolidated revenues increased 22% to $133.6 million with Apio's value-added vegetable business up 26% and Apio’s export business up 24% compared to the first quarter of last year. Revenues for the Lifecore Biomedical business were down 21% compared to the first quarter of last year due to expected lower sales of fermentation products. It should be noted that the first quarter of this year had one extra week (see details below).

●	Operating income increased 79% to $3.5 million compared to last year’s first quarter due to a 13% increase in gross profit, essentially flat operating costs and one extra week.
●

Net income decreased 50% to $0.09 per share compared to the first quarter of last year. This decrease was primarily due to the significantly smaller increase in the fair market value of the Company’s investment in Windset Farms of $200,000 recognized in the first quarter of fiscal 2015 compared to a $5.4 million change in the fair market value recognized in the first quarter of last year when Windset’s 64-acre expansion was added to its projections.

●

Cash totaled $8.5 million at quarter end after generating $3.9 million in cash flow from operations, increasing net borrowings by $5.7 million, increasing the Company’s investment in Windset by $11 million and spending $4.1 million for capacity expansion during the quarter. The Company had $35.2 million available under its lines of credit as of August 31, 2014.

Continued Steele, “Revenues in Apio’s value-added vegetable business increased 26% due to a 28% increase in unit volume sales in Apio’s value-added vegetable business driven by the growth of our new superfood products. The growth in revenues coupled with a favorable product mix change resulted in a 33% gross profit increase in our value-added vegetable business.

“Other operating highlights for the first quarter included: (1) Apio launching an additional product in its family of new superfood products, (2) completing a new superfood processing line at Apio, which is now fully operational enabling us to meet all of our current demand while leaving ample capacity to meet future projected increases in demand, (3) increasing our ownership in Windset to 26.9% from 20.1%, and (4) increasing Apio’s line of credit by $15 million to $40 million and securing a new $25 million equipment line from GE Capital that carries a 3.53% fixed interest rate with a 5-year term, against which the Company borrowed $7.1 million during the quarter.”

Fiscal First Quarter 2015 Results

Revenues in the first quarter of fiscal 2015 increased by 22%, or $24.1 million, to $133.6 million, compared to $109.5 million in the year-ago quarter. The $24.1 million increase in revenues was primarily due to a $20.7 million, or 26%, increase in revenues in Apio’s value-added vegetable businesses (which includes Apio’s fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging), and a $5.2 million, or 24%, increase in revenues in Apio’s export business as a result of a 9% increase in sales volumes and higher market pricing. These increases were partially offset by a 21%, or $1.8 million, decrease in Lifecore’s revenues compared to the first quarter of last year due to expected lower sales of fermentation products primarily resulting from the previously disclosed one-time inventory reduction by one of Lifecore’s customers during fiscal 2015.

It should be noted that approximately $9.0 million of the $24.1 million increase in revenues during this year’s first quarter compared to the year-ago quarter was due to one extra week this year. The first quarter of fiscal 2015 included 14 weeks whereas last year’s first quarter included 13 weeks. Every six years Landec’s fiscal year includes 53 weeks versus the standard 52 weeks because Landec’s fiscal year ends on the last Sunday of May.

Net income in the first quarter of fiscal 2015 decreased by 50%, or $2.4 million, to $2.4 million or $0.09 per share compared to $4.8 million or $0.18 per share in the year-ago quarter. The decrease was primarily due to: (1) a $5.2 million decrease in the change in the fair market value of the Company’s Windset investment to a $200,000 increase in the first quarter of fiscal 2015 from a $5.4 million increase in the year-ago quarter, and (2) a $1.2 million increase in the net loss at Lifecore from lower sales of higher margin fermentation products primarily due to the one-time inventory reduction by one customer during fiscal 2015. These decreases in net income in the first quarter were partially offset by: (1) a $3.0 million, or 33%, increase in gross profit in Apio’s value-added vegetable businesses due to increased revenues, a favorable product mix change to higher margin superfood products and one extra week, and (2) from a $1.2 million decrease in the income tax expense.

Management Comments and Guidance for Fiscal 2015

“For all of fiscal 2015, we are reiterating our guidance for consolidated revenues to increase 7-8%, compared to fiscal 2014 and we expect to surpass $0.5 billion in revenues for the first time in Landec’s history,” Steele said. “In addition, we are reiterating our guidance for Apio revenues to grow 9-10% and operating income to grow 25-30%. However, we currently expect net income for fiscal 2015 to be approximately 15% lower than fiscal 2014 due to lower than expected results from Lifecore and a lower projected increase in the fair market value change of our Windset investment.

“Apio is off to a strong start based on first quarter results with high demand for our superfood products. We are just now entering the volatile produce sourcing months, which typically run through February, where weather can have a significant impact on quality and yields and thus could negatively impact our produce sourcing costs. In addition, we plan to phase out certain lower margin core vegetable products and selectively seek price increases for other core vegetable products. In the short-term, this could adversely affect revenues and gross profit but should enhance Apio’s margins longer term. We believe margin enhancement in our core Apio business is essential for the long-term growth and profitability of Landec.

“Turning to Lifecore, we were recently informed by one of Lifecore’s key product development partners that its FDA submission timing will be delayed one to two quarters. Lifecore provides exclusive manufacturing services to formulate, filter, aseptically fill, and package this partner’s proprietary finished drug product and we had been expecting product revenues from this program during fiscal 2015, which are now expected in fiscal 2016. Accordingly, we expect this delay coupled with the one-time inventory adjustment previously disclosed from another Lifecore customer to result in Lifecore revenues being approximately 10% lower and operating income being approximately $6.0 million to $6.5 million lower compared to fiscal 2014.

“In addition, we expect the fair market value of our Windset investment to increase this fiscal year but now expect the combined dividend income and fair market value change from our Windset investment to be approximately 25%-30% lower than the $11.1 million in fiscal 2014. Recently received financials from Windset for the six months ended June 2014 showed significant year-over-year growth, however, changes in product mix grown in Windset owned greenhouses and the substantial change in the exchange rate between the U.S. dollar and the Canadian dollar during the first six months of calendar 2014, has caused us to revise the projected fair market value change in our Windset investment for fiscal 2015. We expect to receive Windset's calendar third quarter results and new five year forecast in November providing Landec with more visibility into Windset's calendar 2014 results and the effects the product mix changes and the exchange rate is having on Windset’s calendar 2014 results. This new information will allow us to update our estimated Windset fair market value change for fiscal 2015 as we close our second fiscal quarter.  Windset continues to grow and prosper and we expect our strategic investment in Windset to continue to grow annually as it has done each fiscal year of our investment.

“As stated in our fiscal 2014 year end release, fiscal 2015 will be a year in which Landec makes significant investments in both Apio and Lifecore. We are investing heavily in Apio’s Eat Smart® specialty packaged produce products, which utilize our proprietary BreatheWay® technology to extend the shelf-life of our products. We believe our products are ‘on trend’ with North American consumers who are increasingly equating healthy eating with healthy living. At Lifecore, the plan is to invest in its aseptic filling business to meet the increasing demand of the medical and pharmaceutical markets.

“During fiscal 2015 we are stepping up our investments in new product development, sales and marketing and production, including significant capacity expansion at Apio’s various facilities, as well as continued expansion at Lifecore. These investments are expected to result in increasingly profitable returns and top line growth in the upcoming years as the Company transitions its product mix to higher margin products.

“Looking forward to fiscal 2016, we expect the Lifecore customer, who is reducing their inventory levels in fiscal 2015, to resume their historical ordering patterns in fiscal 2016 and that the revenues and income forecasted for this year from a key development partner will instead occur in fiscal 2016. As a result, in fiscal 2016 we expect significant year-over-year growth at Lifecore, further expansion from Windset and continued expansion and growth in Apio superfoods products. Therefore, we believe consolidated revenues could grow by as much as 10% in fiscal 2016 compared to fiscal 2015 with early estimates of net income increasing by up to 70% to approximately $1.00 per share,” concluded Steele.

Conference Call

Landec’s senior management will host a conference call tomorrow (October 8th) to discuss its fiscal first quarter 2015, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on the Company’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, October 8, 2014

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 837-9786 or (703) 639-1423. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, October 15, 2014 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1644525.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2014 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 31, 2014	May 25, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,529	$14,243
Accounts receivable, net	43,796	44,725
Taxes receivable	1,020	2,000
Inventories, net	27,834	24,735
Deferred taxes	2,078	2,056
Prepaid expenses and other current assets	5,993	3,170
Total Current Assets	89,250	90,929

Investments in non-public companies	51,593	40,393
Property and equipment, net	76,946	74,140
Intangible assets, net	106,547	106,768
Other assets	1,602	1,393
Total Assets	$325,938	$313,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$37,379	$32,115
Accrued compensation	3,547	4,096
Other accrued liabilities	4,405	4,871
Deferred revenue	1,059	1,254
Current portion of long-term debt	6,980	6,055
Total Current Liabilities	53,370	48,391

Long-term debt, less current portion	33,051	28,317
Deferred taxes	30,584	30,133
Other non-current liabilities	1,403	2,021

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	131,833	131,488
Retained earnings	73,907	71,554
Total Stockholders' Equity	205,767	203,069
Non-controlling interest	1,763	1,692
Total Equity	207,530	204,761
Total Liabilities and Stockholders’ Equity	$325,938	$313,623

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 31, 2014	August 25, 2013
Product sales	$133,614	$109,479

Cost of product sales	119,426	96,947

Gross profit	14,188	12,532

Operating costs and expenses:
Research and development	1,795	1,926
Selling, general and administrative	8,859	8,630
Total operating costs and expenses	10,654	10,556
Operating income	3,534	1,976

Dividend income	281	281
Interest income	93	60
Interest expense	(383)	(431)
Other income	200	5,400
Net income before taxes	3,725	7,286
Income tax expense	(1,301)	(2,475)
Consolidated net income	2,424	4,811
Non controlling interest	(71)	(59)
Net income and other comprehensive income applicable to common stockholders	$2,353	$4,752

Diluted net income per share	$0.09	$0.18

Shares for diluted net income per share	27,267	27,081

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 31, 2014

QUESTIONS & ANSWERS

1)	Are there any changes to your original quarterly guidance?

Revenues for the first quarter exceeded our expectations primarily due to the growth of our superfood products and we are reiterating our guidance for revenue to grow 7-8% in fiscal 2015 compared to fiscal 2014. For the remainder of the year, we are forecasting that revenues for both the second and third quarters will approximate the first quarter and that revenues for the fourth quarter will be approximately 10% lower.

Net income for the first quarter was approximately in line with expectations but we now expect that net income for fiscal 2015 will be 15% lower than fiscal 2014 rather than flat with fiscal 2014. For the remaining three quarters of fiscal 2015, we are projecting that the net income for the third and fourth quarters will be approximately the same and that the second quarter will be approximately 40% less than those two quarters.

We now expect cash flow from operations of approximately $25 million to $30 million in fiscal 2015 compared to $30 million to $35 million in our original guidance. We are currently reiterating our forecast for capital expenditures of approximately $17.0 million to $20.0 million and depreciation and amortization expense of approximately $8.0 million to $9.0 million for fiscal 2015.

2)	When will the new superfood processing line be fully operational? How much will this new line increase the capacity for processing superfood products?

The new superfood processing line at our California facility is now fully operational. This new line will double our processing capacity for superfood products. With two and a half lines now processing superfood products we expect to be able to meet current and future demand for these products for at least the next 12 to 18 months before additional capacity may be needed.

3)	When will new superfood products be introduced and how many new products does the Company plan to introduce by the end of fiscal 2015?

Under its Eat Smart brand, Apio now offers five superfood products which it is currently selling at a rate of more than $1.5 million per week. During the first quarter of fiscal 2015, Apio launched the Wild Greens and Quinoa Salad Kit. This new salad is intended to be a rotational salad in club stores and will be our third salad offering to retail grocery stores which are also carrying the Sweet Kale Salad and Ginger Bok Choy salad kits. Apio also offers two stir fry kits to our customers under its Eat Smart brand. With our recent increase in capacity, we plan to launch on average one new superfood product per quarter for the foreseeable future to take advantage of a number of upward trends in specific nutrient-dense superfood items and healthier consumer eating habits.

4)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to show growth. According to Nielsen/Perishable Group for the 12 months ended August 2014, the unit volume growth for the fresh-cut vegetable category, which does not include packaged salad kits, was 9%. For the category of packaged salad kits, Nielsen/Perishables Group reported a unit volume growth of 30% for the 12 months ended August 2014, while Apio’s unit volume growth for its new packaged salad kits during that same period exceeded 200%. As a new entrant in the packaged salad kit category, Apio is focused on developing new salad kits for this high growth segment.

5)	What impact is the California drought having on Apio’s business?

As of now, the California drought is not having a material impact on Apio since almost all of its contracted growers use ground water to irrigate their crops. This could change in the future if the drought persists and ground water reserves reach depletion.

6)	Given the down year the Company is projecting for Lifecore, what are Lifecore’s prospects after fiscal 2015?

We remain confident regarding the future growth prospects of Lifecore after fiscal 2015. The customer who is reducing its inventory levels this year has informed us that they fully intend to resume their historical ordering patterns beginning in our fiscal 2016. We also expect the delayed FDA submission by the other customer to be completed late in our fiscal 2015 resulting in revenues and income originally forecasted for this fiscal year occurring in fiscal 2016.

Overall, Lifecore is continuing to see growth in its hyaluronan-based ophthalmic products that received FDA approvals in late 2012. Lifecore expects continued incremental revenues and profits from these products in fiscal 2015 and beyond. In addition, Lifecore is actively supporting development programs with partners, some involving the transfer of manufacturing of existing products to Lifecore and others that are in late stage clinical studies. The efforts supporting these programs are generating development revenues in fiscal 2015 and are expected to continue generating development revenues in fiscal 2016. These development programs have the opportunity to generate commercial revenues within the next 18 to 24 months.

7)	Why does the change in the estimated fair market value of Windset vary significantly quarter to quarter?

There are numerous factors that impact the estimated fair market value of Windset, the most important of which is Windset’s five-year projected financial information. Windset’s financial projections include the estimated future growth of its existing operations and the estimated financial impacts of Windset board-approved future opportunities and expansion plans. These projections are then discounted based on the inherent risk in the business to determine the fair market value of Windset. Over time the rates used to discount Windset’s financial projections should decrease as Windset’s business matures and its business risks decrease.

Windset updates their financial projections at least once per year and provides them to Landec. The Company, with assistance from a third-party valuation specialist, uses these updated projections along with the appropriate discount rates to calculate the change in the estimated fair market value of Landec’s investment in Windset and as a result the change can vary significantly from quarter to quarter.

It should be noted that the estimated fair market value of Windset has increased each quarter since inception, including the first quarter of fiscal 2015. However, when comparing a current quarter with a past quarter, the change in the fair market value recognized in the current quarter may be higher or lower than the change in the fair market value recognized in the past quarter. As a reminder, with the increase in Apio’s common stock ownership in Windset to 26.9%, beginning in the first quarter of fiscal 2015, Apio will recognize 26.9% of the quarterly change in the fair market value of Windset. The increased ownership is not expected to have a significant impact on the fair market value change forecasted to be recognized by Apio in fiscal 2015 since the purchase of the new 68 shares of common stock approximated fair market value at the time of transaction.

The Company believes that based on the historical trend of Windset’s business, the fair market value of Windset will continue to increase in the future, although all market values are subject to fluctuations both up and down.

8)

Why was the fair market value change in the Company’s Windset investment for the first quarter of fiscal 2015 below the Company’s expectations and why does the Company now expect the change for all of fiscal 2015 to be lower than originally projected?

Our original projections assumed certain decreases each quarter in the discount rate used to calculate the fair market value change. Based on recently received financials from Windset for the six months ended June 2014, the Company made the decision, after consulting a valuation specialist, not to lower the discount rate from the rate used at fiscal year end 2014. As a result of not changing the discount rate for the quarter coupled with no updated projections from Windset until November, the fair market value change for the first fiscal quarter of 2015 was below expectations. Therefore, we felt it prudent to lower our forecasted fair market value change for all of fiscal 2015. As disclosed above, we now expect the combined dividend income and fair market value change from our Windset investment to be approximately 25%-30% lower than the $11.1 million in fiscal 2014.

9)	How do the results by line of business for the three months ended August 31, 2014 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/31/14	Three months ended 8/25/13
Revenues:
Apio Value Added(a)	$100,106	$79,436
Apio Export	26,597	21,398
Total Apio	126,703	100,834
Lifecore	6,811	8,587
Corporate (b)	100	58
Total Revenues	133,614	109,479

Gross Profit:
Apio Value Added	11,853	8,881
Apio Export	1,187	1,205
Total Apio	13,040	10,086
Lifecore	1,048	2,388
Corporate	100	58
Total Gross Profit	14,188	12,532

R&D:
Apio	167	275
Lifecore	1,256	1,305
Corporate	372	346
Total R&D	1,795	1,926

S,G&A:
Apio	6,170	5,253
Lifecore	1,053	1,095
Corporate	1,636	2,282
Total S,G&A	8,859	8,630

Other (c):
Apio	84	5,249
Lifecore	25	2
Corporate	(1,290)	(2,475)
Total Other	(1,181)	2,776

Net Income (Loss):
Apio	6,787	9,807
Lifecore	(1,236)	(10)
Corporate	(3,198)	(5,045)
Net Income	$2,353	$4,752

a) Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.